AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1998
                                                  REGISTRATION NO.  ________
============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                    -----------------------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                    -----------------------------------
                           THE TURNER CORPORATION
           (Exact name of registrant as specified in its charter)

           DELAWARE                                    13-3209884
 (State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification Number)

                             375 HUDSON STREET
                          NEW YORK, NEW YORK 10014
                     (Address of registrant's principal
                             executive offices)

                           THE TURNER CORPORATION
                         1998 STOCK INCENTIVE PLAN
                          (Full title of the plan)

                             SARA J. GOZO, ESQ.
               VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                           THE TURNER CORPORATION
                             375 HUDSON STREET
                          NEW YORK, NEW YORK 10014
                               (212) 229-6000
         (Name, address, and telephone number of agent for service)


                                   CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                            PROPOSED
                                                            MAXIMUM          PROPOSED          AMOUNT OF
                                                            OFFERING         MAXIMUM          REGISTRATION FEE
       TITLE OF SECURITIES               AMOUNT TO BE       PRICE PER       AGGREGATE
        TO BE REGISTERED                REGISTERED(1)       SHARE (2)      OFFERING PRICE
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00(1)(3)     750,000 shares      $16.125       $12,093,750         $3,567.66
=================================================================================================================

(1) If as a result of stock splits, stock dividends or similar transactions, the number of shares of Common Stock purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock of The Turner Corporation on the American Stock Exchange, as of August 12, 1998, a date within five business days of the date on which this registration statement is being filed.

(3) The Registration Statement also pertains to rights to purchase Preferred Stock (or other securities) ("Rights") of the Registrant. Upon the occurrence of certain prescribed events, one Right will be issued for each share of Common Stock. Until the occurrence of such events, the Rights are not exercisable, will be evidenced by the certificate for the Common Stock and will be transferred along with and only with the Common Stock.


                                   PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended (the "Securities Act"), the information required by Part I of Form S-8 is included in two documents titled "Information About Your Stock Options" dated July 1998 and "Description of The Turner Corporation 1998 Stock Incentive Plan" dated July 1998, distributed to participants in The Turner Corporation 1998 Stock Incentive Plan (the "Plan") of The Turner Corporation (the "Company"). These documents constitute a Section 10(a) Prospectus.

PROSPECTUS FOR RESALES

          The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Plan by affiliates of the Company, as defined in Rule 405 under the Securities Act.

PROSPECTUS









                           THE TURNER CORPORATION

                                COMMON STOCK

                        (PAR VALUE $1.00 PER SHARE)




          This Prospectus relates to shares of Common Stock of The Turner Corporation (the "Company") which may be offered from time to time by the people named under "Selling Security Holders" on the American Stock Exchange, where the Company's Common Stock is listed or in other markets where the Common Stock may be traded, or in negotiated transactions, at prices and on terms then available. The respective Selling Security Holders will pay any brokerage fees or commissions related to sales by them. See "Method of Sale." The Company will receive no part of the proceeds of any such sales. The principal executive office of the Company is located at 375 Hudson Street, New York, New York 10014 (Telephone No. (212) 229-6000).


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.


          The expenses of preparing and filing the Registration Statement of which this Prospectus is a part are being borne by the Company.



                  ----------------------------------------




              The date of this Prospectus is August 18, 1998


                             TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................4
INCORPORATION BY REFERENCE.................................................4
SELLING SECURITY HOLDERS...................................................4
METHOD OF SALE.............................................................5
SEC POSITION REGARDING INDEMNIFICATION.....................................5


                           AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance with the Exchange Act files reports and other information with the Securities and Exchange Commission (the "Commission"). All reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of that web site is http://www.sec.gov. The Company's common stock is listed on the American Stock Exchange. Reports, proxy statements and other information filed by the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

                         INCORPORATION BY REFERENCE

          The Company incorporates by reference into this Prospectus (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, (b) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, (c) Form 8-K of the Company dated August 14, 1998 (d) the description of the common stock of the Company, $1 par value per share (the "Common Stock"), contained in the Company's Registration Statement on Form S-14 dated April 3, 1984, as supplemented by the Company's Proxy Statement dated April 3, 1986, relating to its 1986 Annual Meeting of Stockholders, and (e) the description of the Shareholders' Rights Agreement contained in the Company's Registration Statement on Form 8-A dated September 9, 1988. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the date of filing such documents. Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this prospectus is delivered upon a written or oral request to The Turner Corporation, 375 Hudson Street, New York, New York 10014, Attention: Sara
J. Gozo, Esq., telephone number (212) 229-6000.

                         SELLING SECURITY HOLDERS

          This Prospectus relates to possible sales by officers and directors of the Company of shares of Common Stock acquired by them pursuant to The Turner Corporation 1998 Stock Incentive Plan (the "Plan") of the Company. The names of those Selling Securities Holders are not known by the Company at this time and will be provided by the Company, along with the number of shares of Common Stock owned by each of them and the number of shares to be resold, in a supplement to this Prospectus pursuant to General Instruction C(3) to Form S-8 and Rule 424(b) under the Securities Act.

                               METHOD OF SALE

          The Company anticipates that any sales of the shares offered by this Prospectus by Selling Security Holders will be made to the public on the American Stock Exchange, where the Company's Common Stock is listed, or in other markets where the Company's Common Stock may be traded, or in negotiated transactions. The Company anticipates that sales will be at prices current when the sales take place. Sales may involve payment of brokers' commissions by Selling Security Holders. There is no present plan of distribution.

                  SEC POSITION REGARDING INDEMNIFICATION

          The Company's by-laws require indemnification of officers and directors to the fullest extent permitted by Delaware law. This includes instances in which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal proceedings, without reasonable belief that their action was unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference

          The following documents, which have been filed by The Turner Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement as of their respective dates:

               (a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997;

               (b) The Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

               (c) Form 8-K of the Company dated August 14, 1998;

               (d) The description of the common stock of the Company, $1 par value per share (the "Common Stock"), contained in the Company's Registration Statement on Form S-14 dated April 3, 1984, as supplemented by the Company's Proxy Statement dated April 3, 1986, relating to its 1986 Annual Meeting of Stockholders; and

               (e) The description of the Shareholders' Rights Agreement contained in the Company's Registration Statement on Form 8-A dated September 9, 1988.

          All documents filed subsequent to the date hereof by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

          Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     Item 4. Description of Securities

          Not Applicable.

     Item 5. Interests of Named Experts and Counsel

          Not Applicable.

     Item 6. Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of Delaware gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations. That indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

          Article VIII of the by-laws of the Company makes mandatory the indemnification expressly authorized under the Delaware General Corporation Law. The applicable standard is that the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          The Company has purchased insurance which insures officers and directors of the Company against loss arising from claims by reason of their legal liability for acts as officers and directors.

     Item 7. Exemption from Registration Claimed

          Not Applicable.

     Item 8. Exhibits

          The following documents are filed or incorporated by reference in this Registration Statement:

   Exhibit No.                       Description of Exhibit
   -----------                       ----------------------

     4.1 Certificate of Incorporation, as amended, incorporated herein by reference to Exhibit 3 to the Registration Statement on Form S-14 of the Company, No. 2-90235. Amendments dated May 19, 1986, September 12, 1988 and July 10, 1989 incorporated herein by reference to
                    Exhibit 3(a) to the Company's 1989 Annual Report on
                    Form 10-K.

     4.2 By-laws, as amended, incorporated herein by reference to Exhibit 3(b) to the Company's 1997 Annual Report on Form 10-K.

     4.3            The Turner Corporation 1998 Stock Incentive Plan.

     4.4 Shareholder's Rights Agreement, between the Company and Morgan Shareholder Services Trust Company and Rights Agent, dated as of September 9, 1988, incorporated herein by reference to the Registration Statement on Form 8-A dated September 9, 1988.

     5 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of the securities being registered.

     23.1           Consent of Arthur Andersen LLP.

     23.2 Consent of Fried, Frank, Harris, Shriver & Jacobson (counsel) (included in Exhibit 5).

     24 Powers of Attorney (included herein on signature pages).

     Item 9.  Undertakings

     The undersigned registrant hereby undertakes:

     A. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          1. to include any prospectus required by Section 10(a)(3) of the Securities Act;

          2. to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereto) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          3. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs A.1. and A.2. shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   To  remove  from   registration  by  means  of  a  post-effective
          amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on July 31, 1998.

                                       THE TURNER CORPORATION

                                        /s/ E.T. Gravette, Jr.
                                       -----------------------------------
                                       By:  E.T. Gravette, Jr.
                                            Chairman of the Board, Chief
                                            Executive Officer and Director

                             POWERS OF ATTORNEY


          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E.T. Gravette, Jr. and Sara J. Gozo, and each or either of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                        Title                           Date
---------                        -----                           ----

/s/ E.T. Gravette, Jr.
-----------------------------    Chairman of the Board; Chief    July 31, 1998
E.T. Gravette, Jr.               Executive Officer; Director


/s/ Donald G. Sleeman            Senior Vice President; Chief    July 31, 1998
-----------------------------    Financial Officer; Principal
D.G. Sleeman                     Accounting Officer


/s/ H. Baumann-Steiner           Director                        July 31, 1998
-----------------------------
H. Baumann-Steiner


/s/ W.G. Ehlers                  Director                        July 31, 1998
-----------------------------
W.G. Ehlers


/s/ R.E. Fee                     President and Chief Operating   July 31, 1998
-----------------------------    Officer, Turner Construction
R.E. Fee                         Company; Director


/s/ A.G. Fieger                  Director                        July 31, 1998
-----------------------------
A.G. Fieger


/s/ T.C. Leppert                 Director                        July 31, 1998
-----------------------------
T.C. Leppert


/s/ Leif Lomo                    Director                        July 31, 1998
-----------------------------
L. Lomo


/s/ C.H. Moore, Jr.              Director                        July 16, 1998
-----------------------------
C.H. Moore, Jr.


/s/ H.J. Parmelee                President; Chief Operating      July 31, 1998
-----------------------------    Officer; Director
H.J. Parmelee


/s/ G.J. Records, Jr.            Director                        July 16, 1998
-----------------------------
G.J. Records, Jr.


/s/ P.K. Steiner                 Director                        July 31, 1998
-----------------------------
P.K. Steiner


/s/ G.A. Walker                  Director                        July 31, 1998
-----------------------------
G.A. Walker


/s/ J.O. Whitney                 Director                        July 31, 1998
-----------------------------
J.O. Whitney


                               EXHIBIT INDEX


   Exhibit No.                     Description of Exhibit                Page
   -----------                     ----------------------                ----

       4.1 Certificate of Incorporation, as amended, incorporated herein by reference to Exhibit 3 to the Registration Statement on Form S-14 of the Company, No. 2-90235. Amendments dated May 19, 1986, September 12, 1988 and July 10, 1989 incorporated herein by reference to Exhibit 3(a) to the Company's 1989 Annual Report on Form 10-K.

       4.2 By-laws, as amended, incorporated herein by reference to Exhibit 3(b) to the Company's 1997 Annual Report on Form 10-K.

       4.3         The Turner Corporation 1998 Stock Incentive Plan.

       4.4 Shareholders' Rights Agreement, between the Company and Morgan Shareholder Services Trust Company and Rights Agent, dated as of September 9, 1988, incorporated herein by reference to the Registration Statement on Form 8-A dated September 9, 1988.

       5           Opinion of Fried, Frank, Harris, Shriver &
                   Jacobson as to the legality of the securities being registered.

       23.1        Consent of Arthur Andersen LLP.

       23.2        Consent of Fried, Frank, Harris, Shriver &
                   Jacobson (counsel) (included in Exhibit 5).

       24 Powers of Attorney (included herein on signature pages).